STOCK REPURCHASE AGREEMENT
DATED AS OF FEBRUARY 10, 2009
BY AND AMONG
MISYS PLC,
MISYS PATRIOT LTD,
MISYS PATRIOT US HOLDINGS, LLC,
and
ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

     STOCK REPURCHASE AGREEMENT, dated as of February 10, 2009 (this “Agreement”), by and among Misys plc, a public limited company incorporated under the laws of England (“Misys”), Misys Patriot Ltd., a limited company incorporated under the laws of England (“Misys UK Holdings”), Misys Patriot US Holdings LLC, a limited liability company incorporated under the laws of Delaware (“Misys US Holdings”) and Allscripts-Misys Healthcare Solutions, Inc., a Delaware corporation (“Allscripts”).
W I T N E S S E T H:
     WHEREAS, the Board of Directors of Allscripts has directed a special committee (the “Committee”) to consider and, if the Committee determines it to be in the best interests of Allscripts and its shareholders, direct the management of Allscripts to engage in open market repurchases of, when combined with purchases hereunder, up to the earlier to occur of $150,000,000 of purchases or 15 million shares of Allscripts Common Stock with all repurchases to be completed no later than February 10, 2011 (the “Market Purchase Program”); and
     WHEREAS, Allscripts and Misys agree that if any such Market Purchase Program is implemented, Misys UK Holdings and Misys US Holdings shall sell shares of Allscripts Common Stock to Allscripts in the aggregate in proportion to any other shares of Allscripts Common Stock that Allscripts will purchase under the Market Purchase Program from Allscripts shareholders other than Misys or its Subsidiaries (such other Allscripts shareholders, “Other Holders”).
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Defined Terms. The terms defined in this Article I, whenever used herein, shall have the following meanings for all purposes of this Agreement:
“Accumulated E&P” has the meaning set forth in Section 2.6(b);
“Agreement” has the meaning set forth in the preliminary statements hereto;
“Allscripts” has the meaning set forth in the preliminary statements hereto;
“Allscripts Common Stock” means the common stock, par value $0.01, of Allscripts;

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday in New York, New York or London, United Kingdom or other day on which banking institutions or trust companies are authorized or obligated by Law to close in New York, New York or London, United Kingdom;
“Committee” has the meaning set forth in the recitals hereto;
“Current E&P” has the meaning set forth in Section 2.6(b);
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;
“Law” means rule, regulation, statute, order, ordinance, guideline, code or other legally enforceable requirement, including, but not limited to, common law, state and federal laws or securities laws and laws, rules and regulations of foreign jurisdictions;
“Market Purchase Program” has the meaning set forth in the recitals hereto;
“Misys” has the meaning set forth in the preliminary statements hereto;
“Misys Repurchase Date” has the meaning set forth in Section 2.1;
“Misys Repurchased Shares” has the meaning set forth in Section 2.1;
“Misys Repurchased Shares Price” has the meaning set forth in Section 2.2(c);
“Misys UK Holdings” has the meaning set forth in the preliminary statements hereto;
“Misys US Holdings” has the meaning set forth in the preliminary statements hereto;
“Nasdaq Rules” means the rules and regulations of the Nasdaq National Market;
“Other Holders” has the meaning set forth in the recitals hereto;
“Other Repurchased Shares” has the meaning set forth in Section 2.1;

“Person” means an individual, corporation, partnership, joint venture, association, trust, limited liability company, governmental entity, unincorporated organization or other entity;
“Relationship Agreement” means the Relationship Agreement, dated as of March 17, 2008, between Allscripts and Misys, as amended;
“Repurchase Calculation Chart” has the meaning set forth in Section 2.2(a);
“Repurchase Period” means initially a single calendar week with each subsequent Repurchase Period to be a two-calendar week period so long as the Market Purchase Program remains in effect;
“Repurchase Rate” as determined with respect to any Misys Repurchase Date, shall be equal to the number obtained by dividing (i) the number of shares of Allscripts Common Stock collectively owned by Misys, Misys UK Holdings, Misys US Holdings and their respective affiliates immediately preceding the last completed Repurchase Period prior to such Misys Repurchase Date by (ii) the number of shares of Allscripts Common Stock owned by the Other Holders immediately preceding the last completed Repurchase Period prior to such Misys Repurchase Date; and
“Subsidiary” means, with respect to any Person, another Person of which 50% or more of any class of capital stock, voting securities, other voting ownership or voting partnership interests (or, if there are no such voting interests, 50% or more of the equity interests) are owned or controlled, directly or indirectly, by such first Person, provided that neither Allscripts nor any of its Subsidiaries shall be treated as Subsidiaries of Misys, Misys UK Holdings or Misys US Holdings.
     Section 1.2 Interpretation. In this Agreement, except to the extent that context otherwise requires:
     (a) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     (b) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive.

     (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
     (d) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.
     (e) Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, except as otherwise specified herein.
     (f) References to a Person are also to its permitted successors and assigns.
     (g) All references to “dollars” or “$” or any similar references or designations contained herein mean United States Dollars.
ARTICLE II
STOCK REPURCHASE
     Section 2.1 Stock Repurchase. Upon the terms and subject to the conditions set forth in this Agreement, on the second Business Day following the conclusion of each Repurchase Period during which Allscripts purchased shares of Allscripts Common Stock from Other Holders under the Market Purchase Program (each, a “Misys Repurchase Date”), Misys UK Holdings and/or Misys US Holdings shall sell, and Allscripts shall purchase, as part of the Market Purchase Program, shares of Allscripts Common Stock in the aggregate in a number (such shares, the “Misys Repurchased Shares”) equal to (i) the number of shares of Allscripts Common Stock purchased by Allscripts from Other Holders pursuant to the Market Purchase Program during the Repurchase Period (such shares, the “Other Repurchased Shares”) multiplied by (ii) the Repurchase Rate, in each case rounded to the nearest whole number of such shares. The obligations of Allscripts, Misys UK Holdings and Misys US Holdings under this Section 2.1 are subject to, and conditioned on, compliance with applicable Law.
     Section 2.2 Repurchase Procedure.
     (a) By no later than 6:00 P.M. Eastern Time on the Business Day immediately preceding each Misys Repurchase Date, Allscripts shall provide to Misys a completed calculation chart in the form of Exhibit A hereto (the “Repurchase Calculation Chart”) indicating the date, amount and pricing of all purchases of shares of Allscripts Common Stock from Other Holders in the relevant Repurchase Period and the calculations performed to determine the Misys Repurchased Shares Price and the number of Misys Repurchased Shares. Each Repurchase Calculation Chart shall be delivered to Misys pursuant to the notice provisions in Section 5.2 with separate copies to be sent by electronic mail to the following individuals at the corresponding electronic mail addresses below as well as such other individuals at such electronic mail addresses as Misys may request:
     (i) James Gelly, acting Chief Financial Officer (james.gelly@misys.com); and
     (ii) Glyn Fullelove, Vice-President for Tax and Treasury (glyn.fullelove@misys.com).
     (b) By 9:30 A.M. Eastern Time on the Misys Repurchase Date, Misys shall deliver to Allscripts (i) wire transfer instructions for the Misys Repurchased Share Price and (ii) the stock certificates, duly endorsed or accompanied by a duly endorsed stock power, representing such Misys Repurchased Shares, if such shares are in physical form or, if in book entry, appropriate transfer instructions to the transfer agent. Promptly after receipt of such wire transfer instructions and stock certificates, Allscripts shall transfer the Misys Repurchased Shares Price in immediately available funds to the account designated by Misys. It is the intent of the parties that all actions contemplated by this Section 2.2(b) are to be completed by the end of the Misys Repurchase Date.
     (c) The Misys Repurchased Shares Price to be determined on any Misys Repurchase Date shall be an amount equal to (i) the number of Misys Repurchased Shares on such date multiplied by (ii) the volume average weighted purchase price paid by Allscripts for all Other Repurchased Shares purchased by Allscripts during the Repurchase Period immediately prior to the Misys Repurchase Date without deduction for any commissions, fees or other costs and expenses related to such purchases.
     (d) Allscripts shall direct its transfer agent to either (a) issue new stock certificates to Misys UK Holdings and Misys US Holdings representing the number of shares of Allscripts common stock owned by Misys UK Holdings and Misys US Holdings after such Misys Repurchase Date, such certificates to contain the same restrictive legends as in effect on the date hereof, or (b) if Misys UK Holdings or Misys US Holdings hold their shares in book entry form, to update the share register to reflect the number of shares of Allscripts common stock owned by Misys UK Holdings or Misys US Holdings after such Misys Repurchase Date.
     Section 2.3 Information and Correction.
     (a) Allscripts shall provide any information related to the Repurchase Calculation Chart and the Misys Repurchased Shares Price as Misys, Misys UK Holdings or Misys US Holdings may reasonably request.

     (b) If either Misys or its Subsidiaries or Allscripts determines that an error or miscalculation has been made with respect to either the determination of the Misys Repurchased Shares or the Misys Repurchased Shares Price, notwithstanding any provisions in the Relationship Agreement, the parties shall promptly take such action as is necessary to put Misys and its Subsidiaries in the same position they would have been in had there been no such error or miscalculation.
     Section 2.4 Restriction on Repurchases. Allscripts shall not repurchase any shares of Allscripts Common Stock from Other Holders on a Misys Repurchase Date that would, after taking into account the repurchase of the Misys Repurchased Shares on such date, result in a violation of Rule 10b-18 of the Exchange Act or any other Laws or Nasdaq Rules.
     Section 2.5 Cancellation of Shares. All shares of Allscripts Common Stock repurchased pursuant to any Market Purchase Program or hereto shall be cancelled by Allscripts immediately after such repurchase.
     Section 2.6 Tax.
     (a) Any Misys Repurchased Shares Price shall be paid net of all taxes required by applicable Law to be deducted or withheld from such payment.
     (b) As promptly as practicable after the close of any taxable year of Allscripts in which a Misys Repurchase Date falls, Allscripts will, at its own expense, make a good faith determination of the amount of its current earnings and profits (“Current E&P”) and accumulated earnings and profits (“Accumulated E&P”) for U.S. federal income tax purposes with respect to such year and provide in writing to each of Misys, Misys UK Holdings and Misys US Holdings Allscripts’ good faith determination of the Current E&P and Accumulated E&P for such year and its good faith determination of the amount thereof allocable to payments hereunder of Misys Repurchased Shares Price for U.S. federal income tax purposes; provided, that Allscripts shall not be liable for, or indemnify Misys, Misys UK Holdings or Misys US Holdings as a result of the failure of such determination to be correct.
     (c) At the request of Misys or Misys UK Holdings, Allscripts will elect, to the extent permissible under applicable law (as determined in reasonable good faith by Allscripts), to determine the amount of U.S. federal withholding tax on payments hereunder of Misys Repurchased Shares Price based on a reasonable estimate, in accordance with U.S. Treasury Regulation §1.1441-3(c)(2)(i)(C), of Allscripts’ Current E&P and Accumulated E&P for the applicable taxable year and the amount thereof allocable to the payments hereunder of Misys Repurchased Shares Price for U.S. federal income tax purposes. In the event Allscripts is liable for any tax that is U.S. federal withholding tax that is under-withheld with respect to any such payments, Misys and

Misys US Holdings jointly and severally shall indemnify Allscripts for any loss or expense suffered by it as a result of such under-withholding.
     (d) If requested by Misys, Misys UK Holdings or Misys US Holdings, Allscripts will cooperate in good faith with any such Person, at the requesting Person’s expense, in connection with seeking a refund of any tax withheld from payments hereunder to, or otherwise paid by, any such Person or any dealings with any tax authority in connection with the Misys Repurchased Shares Price paid to any such Person.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Section 3.1 Representations and Warranties of Allscripts. Allscripts represents, warrants and covenants to Misys, Misys UK Holdings and Misys US Holdings as follows:
     (a) Allscripts has all requisite corporate power and authority to execute and deliver this Agreement, and, subject to the implementation of the Market Purchase Program, to perform its obligations hereunder and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Allscripts have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Allscripts are necessary for it to authorize this Agreement or, except for the implementation of the Market Purchase Program, to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Allscripts and, assuming due authorization, execution and delivery by Misys, Misys UK Holdings and Misys US Holdings, is a legal, valid and binding obligation of Allscripts, enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     (b) The Audit Committee of the Board of Directors of Allscripts, at a meeting duly called and held, duly adopted resolutions approving this Agreement.
     (c) The Market Purchase Program will be conducted in accordance with all applicable Laws.
     Section 3.2 Representations and Warranties of Misys, Misys UK Holdings and Misys US Holdings. Each of Misys, Misys UK Holdings and Misys US Holdings represents, warrants and covenants to Allscripts as follows:

     (a) It has all requisite corporate power and authority to execute and deliver this Agreement to perform its obligations hereunder and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of it are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by it and, assuming due authorization, execution and delivery by Allscripts, is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     (b) Upon sale and delivery of, and payment for, the Shares as provided herein at each Misys Repurchase Date, it will convey to Allscripts good and valid title to such Shares free and clear of all liens, claims, restrictions, charges and encumbrances of any kind whatsoever and not subject to any adverse claim.
ARTICLE IV
CONDITIONS PRECEDENT
     Section 4.1 Conditions to Each Party’s Obligation to Effect the Market Purchase Program. The obligation of each party to effect the repurchase arrangement contemplated herein is subject to authorization by the Committee of a Market Purchase Program and the implementation thereof by Allscripts’ management.
     Section 4.2 Conditions to Obligations of Allscripts. The obligations of Allscripts to effect the repurchases contemplated by it herein are further subject to the representations and warranties of each of Misys, Misys US Holdings and Misys UK Holdings being true and correct as of the date hereof and at and as of such Misys Repurchase Date and Misys, Misys UK Holdings and Misys US Holdings each being in compliance with its covenants herein.
     Section 4.3 Conditions to Obligation of Misys, Misys UK Holdings and Misys US Holdings. The obligations of Misys, Misys UK Holdings and Misys US Holdings to effect the transactions contemplated by them are subject to the representations and warranties of Allscripts being true and correct as of the date hereof and at and as of such Misys Repurchase Date and Allscripts’ being in compliance with its covenants herein.

ARTICLE V
GENERAL PROVISIONS
     Section 5.1 Termination. If (i) the Market Purchase Program has not been authorized by the Committee prior to March 31, 2009 or (ii) if the Market Purchase Program is terminated or expires, either Allscripts or Misys may terminate this Agreement upon 30 days’ prior written notice to the other.
     Section 5.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery, upon delivery in person or if sent by facsimile (receipt of which is confirmed) or electronic mail, (b) on the day after delivery, by registered or certified mail (postage prepaid, return receipt requested), or (c) one Business Day after having been sent by express mail through an internationally recognized overnight courier, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
     (a) if to Misys, Misys UK Holdings or Misys US Holdings, to:
Misys plc
One Kingdom Street
Paddington, London W2 6BL
United Kingdom
Attention: Group General Counsel & Company Secretary
Fax: +44 (0)20 3320-1716
E-mail: dan.fitz@misys.com
with a copy (which copy shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Andrew L. Bab, Esq.
Fax: +1 212 909-6836
E-Mail: albab@debevoise.com

     (b) if to Allscripts, to:
Allscripts-Misys Healthcare Solutions, Inc.
222 Merchandise Mart Plaza, Suite 2024
Chicago, IL 60654
Attention: General Counsel
Fax: +1 312 506-1208
E-Mail: Brian.Vandenberg@allscripts.com
with a copy (which copy shall not constitute notice) to:
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Frederick C. Lowinger, Esq.
                  and Gary D. Gerstman, Esq.
Fax: +1 312 853-7036
E-Mail: ggerstman@sidley.com
     Section 5.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     Section 5.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original document and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
     Section 5.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement including, for the avoidance of doubt, the Relationship Agreement to the extent the terms and transactions contemplated herein conflict with the terms therein, and (b) is not intended to confer upon any Person other than the parties hereto (and their respective successors and assigns) any rights or remedies.
     Section 5.6 Fees and Expenses. All fees and expenses incurred by any party in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses.
     Section 5.7 Governing Law. This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.
     Section 5.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of Law), by any of the parties hereto without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.
     Section 5.9 Enforcement. The parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and of the transactions contemplated hereby, or with respect to any such action or proceeding, shall be heard and determined in a New York State or federal court located in the county of New York. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in such district in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any of the transactions contemplated by this Agreement in any court other than such courts sitting in the State of New York. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANY OTHER PARTY HERETO IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

     IN WITNESS WHEREOF, Allscripts, Misys, Misys UK Holdings and Misys US Holdings have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

Misys plc
By:	/s/ Dan Fitz
	Name:	Dan Fitz
	Title:	Executive Vice President, General Counsel & Secretary

Misys Patriot Ltd.
By:	/s/ Dan Fitz
	Name:	Dan Fitz
	Title:	Director

Misys Patriot US Holdings, LLC
By:	/s/ Darryl E. Smith
	Name:	Darryl E. Smith
	Title:	President of Misys Holdings Inc., sole member of Misys Patriot US Holdings LLC

Allscripts-Misys Healthcare Solutions, Inc.
By:	/s/ Lee Shapiro
	Name:	Lee Shapiro
	Title:	President and Chief Operating Officer

Exhibit A
Form of Repurchase Calculation Chart
Current Misys Repurchase Date:
Prior Misys Repurchase Date:1
Date, Amount and Price of Other Repurchased Shares during the Repurchase Period (with each entry row to indicate only shares of Allscripts Common Stock purchased on the same date at the same price per share):

(Number of
	Date of each			Shares) X
	Repurchase	Number of		(Price Per
	Transaction	Shares	Price Per Share	Share)

Total:
Volume average weighted purchase price:2
Repurchase Rate:3
Misys Repurchased Shares on the current Misys Repurchase Date:4

[1]	If there has been no prior Misys Repurchase Date, the date to be referenced shall be the date of the Agreement.

[2]	To be calculated by dividing the total of the final column (Number of Shares) X (Price Per Share) by the total number of shares repurchased from Other Holders in the current Repurchase Period.

[3]	To be calculated by dividing (i) the number of shares of Allscripts Common Stock collectively owned by Misys, Misys UK Holdings, Misys US Holdings and their respective affiliates immediately preceding the last completed Repurchase Period prior to such Misys Repurchase Date by (ii) the number of shares of Allscripts Common Stock owned by the Other Holders immediately preceding the last completed Repurchase Period prior to such Misys Repurchase Date.

Misys Repurchased Shares Price on the current Misys Repurchase Date:5

[4]	To be calculated by multiplying the total number of shares of Allscripts Common Stock repurchased from Other Holders in the current Repurchase Period by the Repurchase Rate.

[5]	To be calculated by multiplying the calculation from footnote 2 by the number of Misys Repurchased Shares (determined pursuant to the prior footnote).